PRESS RELEASE
Clorox Reports Q2 Fiscal Year 2024 Results, Updates Outlook
OAKLAND, Calif., Feb. 1, 2024 — The Clorox Company (NYSE: CLX) today reported results for the second quarter of fiscal year 2024, which ended Dec. 31, 2023.
Second-Quarter Fiscal Year 2024 Summary
Following is a summary of key results for the second quarter, which reflect operational recovery from the previously announced cyberattack. All comparisons are with the second quarter of fiscal year 2023 unless otherwise stated.
•Net sales increased 16% to $1.99 billion compared to a 1% net sales increase in the year-ago quarter. The increase was driven largely by higher volume as the company rebuilt customer inventories following the August cyberattack as well as favorable price mix, partially offset by unfavorable foreign exchange rates. Organic sales1 were up 20%.
•Gross margin increased 730 basis points to 43.5% from 36.2% in the year-ago quarter, due to the benefits of pricing and cost-savings initiatives, more than offsetting unfavorable foreign exchange rates. Gross margin also reflects the benefit of better cost absorption from strong shipment growth.
•Diluted net earnings per share (diluted EPS) decreased 6% to 75 cents from 80 cents in the year-ago quarter. This decrease includes a noncash pension plan settlement charge ($1.04), investments in the company's long-term strategic digital capabilities and productivity enhancements (19 cents) and incremental expenses resulting from the cyberattack (16 cents).
•Adjusted EPS1 increased 120% to $2.16 from 98 cents in the year-ago quarter, due to higher net sales and gross margin expansion, partially offset by unfavorable foreign exchange rates, higher selling and administrative expenses and advertising investments.
•Year-to-date net cash provided by operations was $173 million compared to $387 million in the year-ago period, representing a 55% decrease.
“Our second quarter results reflect strong execution on our recovery plan from the August cyberattack,” said Chair and CEO Linda Rendle. “We are rebuilding retailer inventories ahead of schedule, enabling us to return to merchandising and restore distribution. While there is still more work to do, we’re focused on executing with excellence in what remains a challenging environment to drive top-line growth and rebuild margin. We’re confident we have the right plans in place to win with consumers given the strength and superior value of our brands and our ongoing investments in innovation and brand-building throughout our advantaged portfolio.”
This press release includes certain non-GAAP financial measures. See "Non-GAAP Financial Information" at the end of this press release for more details.
1Organic sales growth / (decrease) and adjusted EPS are non-GAAP measures. See Non-GAAP Financial Information at the end of this press release for reconciliations to the most comparable GAAP measures.

Strategic and Operational Highlights
The following are recent highlights of business and environmental, social and governance achievements:
•Made strong progress recovering from the August cyberattack-related operational disruptions, including progress recovering market shares and distribution losses by rebuilding the vast majority of retailer inventory ahead of expectations.
•Delivered another strong quarter of cost savings as part of the company's ongoing effort to rebuild margin.
•Delivered double-digit organic sales growth in International, enabled by the company swiftly and successfully executing incremental pricing actions to fully offset inflation as well as impacts from Argentina's currency devaluation.
•Introduced new product innovations to meet the needs of consumers, including Kingsford High Heat and Low and Slow charcoal briquettes, Clorox Toilet Bomb Foaming Toilet Bowl Cleaner and the Brita Refillable Water Filtration System.
•Received the EPA's 2023 Green Chemistry Awards and named to Wall Street Journal's 250 Best Managed Companies, 3BL's 100 Best Corporate Citizens, and Newsweek's America's Most Responsible Companies and America's Greenest Companies lists.
Key Segment Results
The following is a summary of key second-quarter results by reportable segment. All comparisons are with the second quarter of fiscal year 2023, unless otherwise stated. Prior periods presented have been recast to reflect the reportable segment changes effective in the fourth quarter of fiscal year 2023.
Health and Wellness (Cleaning; Professional Products)
•Net sales increased 25%, driven by 22 points of higher volume and 3 points of favorable price mix.
◦Cleaning sales increased, driven by shipments to rebuild retailer inventory and lapping the voluntary recall of certain Pine-Sol scented products.
◦Professional Products sales increased, driven by shipments to rebuild retailer inventory and lapping the voluntary recall of certain Pine-Sol scented products.
•Segment adjusted EBIT2 increased 109%, primarily behind increased net sales and lower manufacturing and logistics costs.
Household (Bags and Wraps; Cat Litter; Grilling)
•Net sales increased 9%, driven by 4 points of higher volume and 5 points of favorable price mix.
◦Bags and Wraps sales increased, driven by shipments to rebuild retailer inventory, partially offset by lower merchandising and consumption losses due to supply chain constraints.
◦Cat Litter sales increased, driven by shipments to rebuild retailer inventory and continued strong consumer demand, partially offset by consumption losses due to supply chain constraints.
◦Grilling sales increased, driven by shipments to rebuild retailer inventory.
•Segment adjusted EBIT increased 109%, primarily due to net sales growth and cost savings.

2 Adjusted EBIT is a non-GAAP measure. See Non-GAAP Financial Information at the end of this press release for reconciliations to the most comparable GAAP measures.

Lifestyle (Food; Natural Personal Care; Water Filtration)
•Net sales increased 21%, driven by 24 points of higher volume partially offset by 3 points of unfavorable price mix.
◦Food sales increased, driven by shipments to rebuild retailer inventory.
◦Natural Personal Care sales increased, driven by shipments to rebuild retailer inventory.
◦Water Filtration sales increased, driven by shipments to rebuild retailer inventory and strong merchandising activities, partially offset by consumption losses from early quarter out-of-stocks.
•Segment adjusted EBIT increased 47%, due to net sales growth partially offset by higher manufacturing and logistics costs.
International (Sales Outside the U.S.)
•Net sales increased 9%, with 25 points of favorable price mix and 6 points of higher volume more than offsetting 22 points of unfavorable foreign exchange rates. Organic sales grew 31%.
•Segment adjusted EBIT increased 33%, due to net sales growth behind pricing partially offset by unfavorable foreign exchange rates.

Fiscal Year 2024 Outlook
The company is updating the following elements of its fiscal year 2024 outlook:
•Net sales are now expected to be down low single digits, updated to reflect the progress the company has made in the second quarter as well as the raise in expectations for the second half of the fiscal year, partially offset by 5 points of unfavorable foreign exchange rates primarily due to the devaluation of the Argentine Peso. This compares to the previous expectation of net sales that are down mid- to high single digits.
•Gross margin is now expected to be up about 200 basis points, reflecting the combined benefit of pricing actions, cost savings and supply chain optimization, partially offset by supply chain inflation and the impact from the cyberattack. This compares to the previous expectation of about flat.
•Selling and administrative expenses are now expected to be between 16% to 17% of net sales, including about 2.5 points of impact related to investments to enhance the company's digital capabilities, implementation of the streamlined operating model and expenses resulting from the cyberattack. This compares to the previous expectation of about 16% of net sales.
•The company's effective tax rate is now expected to be between 22% and 23%, compared to the previous expectation of about 23% to 24%.
•Net of these factors, fiscal year diluted EPS is now expected to be between $3.06 and $3.26, or an increase of 155% to 172%, respectively. This compares to previous expectations between $2.10 and $2.60, or an increase of 75% to 117%, respectively, and includes the lapping of a noncash impairment charge in our Vitamins, Minerals and Supplements business. Adjusted EPS is now expected to be between $5.30 and $5.50, or an increase of 4% to 8%. This compares to previous expectations of between $4.30 and $4.80, or a decrease of 16% to 6%, respectively. The adjusted EPS outlook excludes the long-term strategic investments in digital capabilities and productivity enhancements, which continue to be estimated at about 70 cents; a charge related to the streamlined operating model, now estimated to be 20 cents; and incremental charges resulting from the cyberattack of about 30 cents. It also excludes a noncash charge of $1.04 related to settlement of the company's domestic qualified pension plan.

The company is confirming the following elements of its fiscal year 2024 outlook:
•Advertising and sales promotion spending is expected to be about 11% of net sales. This continues to reflect the company's stepped-up efforts to emphasize the superior value of its brands at a time when consumers are increasingly becoming more value focused as well as to support efforts to rebuild market share.
Clorox Earnings Conference Call Schedule
At approximately 4:15 p.m. ET today, Clorox will post prepared management remarks regarding its second-quarter fiscal year 2024 results.
At 5 p.m. ET today, the company will host a live Q&A audio webcast with Chair and CEO Linda Rendle and Chief Financial Officer Kevin Jacobsen to discuss the results.
Links to the live (and archived) webcast, press release and prepared remarks can be found at Clorox Quarterly Results.
For More Detailed Financial Information
Visit the company’s Quarterly Results for the following:
•Supplemental unaudited volume and sales growth information
•Supplemental unaudited gross margin drivers information
•Supplemental unaudited cash flow information and free cash flow reconciliation
•Supplemental unaudited reconciliation of earnings (losses) before interest and taxes (EBIT) and adjusted EBIT
•Supplemental unaudited reconciliation of adjusted earnings per share (EPS)
Note: Percentage and basis-point, or point, changes noted in this press release are calculated based on rounded numbers, except for per-share data and the effective tax rate.

About The Clorox Company
The Clorox Company (NYSE: CLX) champions people to be well and thrive every single day. Its trusted brands, which include Brita®, Burt's Bees®, Clorox®, Fresh Step®, Glad®, Hidden Valley®, Kingsford®, Liquid-Plumr®, Pine-Sol® and Natural Vitality®, can be found in about nine of 10 U.S. homes and internationally with brands such as Ayudin®, Clorinda®, Chux® and Poett®. Headquartered in Oakland, California, since 1913, Clorox was one of the first U.S. companies to integrate ESG into its business reporting. In 2023 the company was ranked
No. 1 on Barron’s 100 Most Sustainable Companies list. Visit thecloroxcompany.com to learn more.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, among others, statements regarding the expected or potential impact of the company’s operational disruption stemming from a cyberattack, and any such forward-looking statements involve risks, assumptions and uncertainties. Except for historical information, statements about future volumes, sales, organic sales growth, foreign currencies, costs, cost savings, margins, earnings, earnings per share, diluted earnings per share, foreign currency exchange rates, tax rates, cash flows, plans, objectives, expectations, growth or profitability are forward-looking statements based on management’s estimates, beliefs, assumptions and projections. Words such as “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “predicts,” and variations on such words, and similar expressions that reflect our current views with respect to future events and operational, economic and financial performance are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations, are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023, and in the company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023, and as updated from time to time in the company’s Securities and Exchange Commission filings. These factors include, but are not limited to: our recovery from the cyberattack, unfavorable general economic and geopolitical conditions beyond our control, including supply chain disruptions, labor shortages, wage pressures, rising inflation, the interest rate environment, fuel and energy costs, foreign currency exchange rate fluctuations, weather events or natural disasters, disease outbreaks or pandemics, such as COVID-19, terrorism, and unstable geopolitical conditions, including ongoing conflicts in the Middle East and Ukraine and rising tensions between China and Taiwan, as well as macroeconomic and geopolitical volatility and uncertainty as a result of a number of these and other factors, including actual and potential shifts between the U.S. and its trading partners, especially China; volatility and increases in the costs of raw materials, energy, transportation, labor and other necessary supplies or services; the impact of the changing retail environment, including the growth of alternative retail channels and business models, and changing consumer preferences; the ability of the company to drive sales growth, increase prices and market share, grow its product categories and manage favorable product and geographic mix; risks related to supply chain issues, product shortages and disruptions to the business, as a result of increased supply chain dependencies due to an expanded supplier network and a reliance on certain single-source suppliers; intense competition in the company’s markets; risks related to the company’s use of and reliance on information technology systems, including potential and actual security breaches, cyberattacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, customer, employee or company information, business, service or operational disruptions, or that impact the company’s financial results or financial reporting, or any resulting unfavorable outcomes, increased costs or legal proceedings; the ability of the company to implement and generate cost savings and efficiencies, and successfully implement its transformational initiatives or strategies, including achieving anticipated benefits and cost savings from the implementation of the streamlined operating model and digital capabilities and productivity enhancements; dependence on key customers and risks related to customer consolidation and ordering patterns; the company’s ability to attract and retain key personnel, which may continue to be impacted by challenges in the labor market, such as wage inflation and sustained labor shortages; the company’s ability to maintain its business reputation and the reputation of its brands and products; lower revenue, increased costs or reputational harm resulting from government actions and compliance with regulations, or any material costs imposed by changes in regulation; changes to our processes and procedures as a result of our digital capabilities and productivity enhancements investment that may result in changes to the company’s internal controls over financial reporting; the ability of the company to successfully manage global political, legal, tax and regulatory risks, including changes in regulatory or administrative activity; risks related to international operations and international trade, including changing macroeconomic conditions as a result of inflation, volatile commodity prices and increases in raw and packaging materials prices, labor, energy and logistics; global economic or political instability; foreign currency fluctuations, such as devaluations, and foreign currency exchange rate controls; changes in governmental policies, including trade, travel or immigration restrictions, new or additional tariffs, and price or other controls; labor claims and civil unrest; continued high levels of inflation in Argentina; potential operational or supply chain disruptions from wars and military conflicts, including ongoing conflicts in the Middle East and Ukraine and rising tensions between China and Taiwan; impact of the United Kingdom’s exit from the European Union; potential negative impact and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach; widespread health emergencies, such as COVID-19; and the possibility of nationalization, expropriation of assets or other government action; the impact of Environmental, Social, and Governance (ESG) issues, including those related to climate change and sustainability on our sales, operating costs or reputation; the ability of the company to innovate and to develop and introduce commercially successful products, or expand into adjacent categories and countries; the impact of product liability claims, labor claims and other legal, governmental or tax proceedings, including in foreign jurisdictions and in connection with any product recalls; the COVID-19 pandemic and related impacts, including on the availability of, and efficiency of the supply, manufacturing and distribution systems for, the company’s products, including any significant disruption to such systems; on the demand for and sales of the company’s products; and on worldwide, regional and local adverse economic conditions; risks relating to acquisitions, new ventures and divestitures, and associated costs, including for asset impairment charges related to, among others, intangible assets, including trademarks and goodwill, in particular the impairment charges related to the carrying value of the company’s Vitamins, Minerals and Supplements business; and the ability to complete announced transactions and, if completed, integration costs and potential contingent liabilities related to those transactions; the accuracy of the company’s estimates and assumptions on which its financial projections, including any sales or earnings guidance or outlook it may provide from time to time, are based; risks related to increases in the estimated fair value of The Procter & Gamble Company’s interest in the Glad business; environmental matters, including costs associated with the remediation and monitoring of past contamination, and possible increases in costs resulting from actions by relevant regulators, and the handling and/or transportation of hazardous substances; the company’s ability to effectively utilize, assert and defend its intellectual property rights, and any infringement or claimed infringement by the company of third-party intellectual property rights; the performance of strategic alliances and other business relationships; the effect of the company’s indebtedness and credit rating on its business operations and financial results and the company’s ability to access capital markets and other funding sources, as well as the cost of capital to the company; the company’s ability to pay and declare dividends or repurchase its stock in the future; the impacts of potential stockholder activism; and risks related to any litigation associated with the exclusive forum provision in the company’s bylaws.

The company’s forward-looking statements in this press release are based on management’s current views, beliefs, assumptions and expectations regarding future events and speak only as of the date of this press release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.
Non-GAAP Financial Information
•This press release contains non-GAAP financial information related to organic sales growth / (decrease), adjusted EPS and segment adjusted EBIT for the second quarter of fiscal year 2024, as well as adjusted EPS outlook for fiscal year 2024.
•Clorox defines organic sales growth / (decrease) as GAAP net sales growth / (decrease) excluding the effect of foreign exchange rate changes and any acquisitions or divestitures.
•Management believes that the presentation of organic sales growth / (decrease) is useful to investors because it excludes sales from any acquisitions and divestitures, which results in a comparison of sales only from the businesses that the company was operating and expects to continue to operate throughout the relevant periods, and the company's estimate of the impact of foreign exchange rate changes, which are difficult to predict and out of the control of the company and management. However, organic sales growth / (decrease) may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.
•Adjusted EPS is defined as diluted earnings per share that excludes or has otherwise been adjusted for significant items that are nonrecurring or unusual. The income tax effect on non-GAAP items is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
•Adjusted EPS is supplemental information that management uses to help evaluate the company's historical and prospective financial performance on a consistent basis over time. Management believes that by adjusting for certain items affecting comparability of performance over time, such as the pension settlement charge, incremental costs related to the cyberattack, asset impairments, charges related to the streamlined operating model, charges related to the digital capabilities and productivity enhancements investment, significant losses/(gains) related to acquisitions, and other nonrecurring or unusual items, investors and management are able to gain additional insight into the company's underlying operating performance on a consistent basis over time. However, adjusted EPS may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.
•Adjusted EBIT represents earnings (losses) before income taxes excluding interest income, interest expense and other significant items that are nonrecurring or unusual (such as the pension settlement charge, incremental costs related to the cyberattack, asset impairments, charges related to the streamlined operating model, charges related to the digital capabilities and productivity enhancements investment, significant losses/(gains) related to acquisitions and other nonrecurring or unusual items impacting comparability during the period. The company uses this measure to assess the operating results and performance of its segments, perform analytical comparisons, identify strategies to improve performance, and allocate resources to each segment. Management believes that the presentation of adjusted EBIT excluding these items is useful to investors to assess operating performance on a consistent basis by removing the impact of the items that management believes do not directly reflect the performance of each segment's underlying operations. However, adjusted EBIT may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.
•The reconciliation tables below refer to the equivalent GAAP measures adjusted as applicable for the following items:

Pension Settlement Charge
In the second quarter of fiscal year 2024, the Company settled plan benefits related to its domestic qualified pension plan through a combination of an annuity contract purchase with a third-party insurance provider and lump sum payouts. These payments were made using plan assets. In conjunction with this settlement, a one-time noncash charge of $171 million ($130 million after tax) was recorded.

Due to the nature, scope and magnitude of these costs, the Company’s management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the Company’s operations and is useful for period over period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by Company management.
Cyberattack Costs
As previously disclosed, incremental costs were incurred by the company as the result of a cyberattack. These costs relate primarily to third-party consulting services, including IT recovery and forensic experts and other professional services incurred to investigate and remediate the attack, as well as incremental operating costs from the resulting disruption to the company’s business operations.
In the three and six months ended Dec. 31, 2023, the company has not recognized any insurance proceeds related to the cyberattack. The timing of recognizing insurance recoveries may differ from the timing of recognizing the associated expenses. Costs associated with ongoing cybersecurity monitoring and prevention as well as enhancement to the company's cybersecurity program are not included within this adjustment. The company expects to incur lessening costs related to the cyberattack in future periods.
Due to the nature, scope and magnitude of these costs, the company's management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the company's operations and is useful for period over period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.
Streamlined Operating Model

In the first quarter of fiscal year 2023, Clorox began recognizing costs related to a plan that involves streamlining its operating model to meet its objectives of driving growth and productivity. The streamlined operating model is expected to enhance the company's ability to respond more quickly to changing consumer behaviors and innovate faster. The company anticipates the implementation of this new model will be completed in fiscal year 2024, with different phases occurring throughout the implementation period.
Once fully implemented, the company expects annual cost savings of approximately $75 million to $100 million, with benefits of approximately $35 million realized in fiscal year 2023. The benefits of the streamlined operating model are currently expected to increase future cash flows as a result of cost savings that will be generated primarily in the areas of selling and administration, supply chain, marketing and research and development. The company incurred $60 million of costs in fiscal year 2023 and anticipates incurring approximately $30 million to $40 million in fiscal year 2024 related to this initiative. Related costs are primarily expected to include employee-related costs to reduce certain staffing levels, such as severance payments, as well as for consulting and other costs. Due to the nonrecurring and unusual nature of these costs, the company's management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the company's operations and is useful for period over period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.
Digital Capabilities and Productivity Enhancements Investment
As announced in August 2021, the company plans to invest approximately $500 million over a five-year period in transformative technologies and processes. This investment, which began in the first quarter of fiscal year 2022, includes replacement of the company's enterprise resource planning system and transitioning to a cloud-based platform as well as the implementation of a suite of other digital technologies. Together it is expected that these implementations will generate efficiencies and transform the company's operations in the areas of supply chain, digital commerce, innovation, brand building and more over the long term.
Of the total $500 million investment, approximately 65% is expected to represent incremental operating costs primarily recorded within selling and administrative expenses to be adjusted from reported EPS for purposes of disclosing adjusted EPS through fiscal year 2026. About 70% of these operating costs are expected to be related to the implementation of the ERP, with the remaining costs primarily related to the implementation of complementary technologies.
Due to the nature, scope and magnitude of this investment, these costs are considered by management to represent incremental transformational costs above the historical normal level of spending for information technology to support operations. Since these strategic investments, including incremental operating costs, will cease at the end of the investment period, are not expected to recur in the foreseeable future and are not considered representative of the company's underlying operating performance, the company's management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the company's operations and is useful for period-over-period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.

The following table provides reconciliation of organic sales growth / (decrease) (non-GAAP) to net sales growth / (decrease), the most comparable GAAP measure:

	Three months ended Dec. 31, 2023
	Percentage change versus the year-ago period
	Health and Wellness	Household	Lifestyle	International	Total Company (1)
Net sales growth / (decrease) (GAAP)	25%	9%	21%	9%	16%
Add: Foreign exchange	—	—	—	22	4
Add/(Subtract): Divestitures/acquisitions	—	—	—	—	—
Organic sales growth / (decrease) (non-GAAP)	25%	9%	21%	31%	20%

	Six months ended Dec. 31, 2023
	Percentage change versus the year-ago period
	Health and Wellness	Household	Lifestyle	International	Total
Net sales growth / (decrease) (GAAP)	(1)%	(7)%	(3)%	2%	(2)%
Add: Foreign Exchange	—	—	—	18	3
Add/(Subtract): Divestitures/Acquisitions	—	—	—	—	—
Organic sales growth / (decrease) (non-GAAP)	(1)%	(7)%	(3)%	20%	1%

(1)Total Company includes Corporate and Other.

The following tables provide reconciliations of adjusted diluted earnings per share (non-GAAP) to diluted earnings per share, the most comparable GAAP measure:

Adjusted Diluted Earnings Per Share (EPS)
(Dollars in millions except per share data)

	Diluted earnings per share
	Three months ended
	12/31/2023	12/31/2022	% Change

As reported (GAAP)	$0.75	$0.80	(6)%
Pension settlement charge (1)	1.04	—
Cyberattack costs (2)	0.16	—
Streamlined operating model (3)	0.02	0.02
Digital capabilities and productivity enhancements investment (4)	0.19	0.16
As adjusted (Non-GAAP)	$2.16	$0.98	120%

	Diluted earnings per share
	Six months ended
	12/31/2023	12/31/2022	% Change

As reported (GAAP)	$0.92	$1.49	(38)%
Pension settlement charge (1)	1.04	—
Cyberattack costs (2)	0.30	—
Streamlined operating model (3)	0.02	0.14
Digital capabilities and productivity enhancements investment (4)	0.36	0.28
As adjusted (Non-GAAP)	$2.64	$1.91	38%

(1) During the three and six months ended Dec. 31, 2023, the company incurred approximately $171 ($130 after tax) of costs related to the settlement of the domestic qualified pension plan.

(2) During the three and six months ended Dec. 31, 2023, the company incurred approximately $25 ($19 after tax) and $49 ($37 after tax), respectively, of costs related to the cyberattack. These costs relate primarily to third-party consulting services, including IT recovery and forensic experts and other professional services incurred to investigate and remediate the attack, as well as incremental operating costs from the resulting disruption to the company's business operations.

(3) During both the three and six months ended Dec. 31, 2023, the company incurred $3 ($2 after tax), and during the three and six months ended Dec. 31, 2022, the company incurred approximately $4 ($3 after tax) and $23 ($17 after tax), respectively, of restructuring and related costs, net related to implementation of the streamlined operating model.

(4) During the three and six months ended Dec. 31, 2023, the company incurred approximately $32 ($24 after tax) and $59 ($45 after tax), respectively, and during the three and six months ended Dec, 31, 2022, the company incurred approximately $25 ($20 after tax) and $45 ($35 after tax), respectively, of operating expenses related to its digital capabilities and productivity enhancements investment. The expenses relate to the following:

	Three months ended		Six months ended
	12/31/2023	12/31/2022	12/31/2023	12/31/2022
External consulting fees (a)	$25	$20	$46	$36
IT project personnel costs (b)	2	1	4	2
Other (c)	5	4	9	7
Total	$32	$25	$59	$45

(a) Comprised of third-party consulting fees incurred to assist in the project management and the preliminary project stage of this transformative investment. The company relies on consultants for certain capabilities required for these programs that the company does not maintain internally. These costs support the implementation of these programs incremental to the company's normal IT costs and will not be incurred following implementation.

(b) Comprised of labor costs associated with internal IT project management teams that are utilized to oversee the new system implementations. Given the magnitude and transformative nature of the implementations planned, the necessary project management costs are incremental to the historical levels of spend and will no longer be incurred subsequent to implementation. As a result of this long-term strategic investment, the company considers these costs not reflective of the ongoing costs to operate its business.

(c) Comprised of various other expenses associated with the company’s new system implementations, including company personnel dedicated to the project that have been backfilled with either permanent or temporary resources in positions that are considered part of normal operating expenses.

	Full year 2024 outlook (estimated range)
	Diluted earnings per share
	Low	High
As estimated (GAAP)	$3.06	$3.26
Pension settlement charge	1.04	1.04
Cyberattack costs (5)	0.30	0.30
Streamlined operating model (6)	0.20	0.20
Digital capabilities and productivity enhancements investment (7)	0.70	0.70
As adjusted (Non-GAAP)	$5.30	$5.50

(5) In FY24, the company expects to incur approximately $50-$60 ($38-$46 after tax) of costs related to the cyberattack. These costs relate primarily to third-party consulting services, including IT recovery and forensic experts and other professional services incurred to investigate and remediate the attack, as well as incremental operating costs from the resulting disruption to the company's business operations.

(6) In FY24, the company expects to incur approximately $30-$40 ($23-$30 after tax) of restructuring and related costs, net related to implementation of the streamlined operating model.
(7) In FY24, the company expects to incur approximately $115-$135 ($87-$102 after tax) of operating expenses related to its digital capabilities and productivity enhancements investment.
The following table provides reconciliation of adjusted EBIT (non-GAAP) to earnings (losses) before income taxes, the most comparable GAAP measure:

	Reconciliation of earnings (losses) before income taxes to adjusted EBIT
	Three months ended		Six months ended
	12/31/2023	12/31/2022	12/31/2023	12/31/2022
Earnings (losses) before income taxes	$136	$130	$165	$246
Interest income	(7)	(3)	(17)	(5)
Interest expense	26	23	47	45
Pension settlement charge	171	—	171	—
Cyberattack costs	25	—	49	—
Streamlined operating model	3	4	3	23
Digital capabilities and productivity enhancements investment	32	25	59	45
Adjusted EBIT	$386	$179	$477	$354

Clorox Media Contact:
corporate.communications@clorox.com

Clorox Investor Relations Contact:
investorrelations@clorox.com

CLX-F

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per share data
	Three months ended		Six months ended
	12/31/2023	12/31/2022	12/31/2023	12/31/2022
Net sales	$1,990	$1,715	$3,376	$3,455
Cost of products sold	1,124	1,095	1,978	2,209
Gross profit	866	620	1,398	1,246
Selling and administrative expenses	322	282	598	543
Advertising costs	186	156	351	317
Research and development costs	32	33	61	65
Pension settlement charge	171	—	171	—
Interest expense	26	23	47	45
Other (income) expense, net	(7)	(4)	5	30
Earnings before income taxes	136	130	165	246
Income tax expense	40	28	44	57
Net earnings	96	102	121	189
Less: Net earnings attributable to noncontrolling interests	3	3	6	5
Net earnings attributable to Clorox	$93	$99	$115	$184

Net earnings per share attributable to Clorox
Basic net earnings per share	$0.75	$0.81	$0.93	$1.49
Diluted net earnings per share	$0.75	$0.80	$0.92	$1.49

Weighted average shares outstanding (in thousands)
Basic	124,176	123,546	124,075	123,443
Diluted	124,620	123,988	124,635	123,951

Reportable Segment Information
(Unaudited)
Dollars in millions

	Net sales			Net sales
	Three months ended			Six months ended
	12/31/2023	12/31/2022	% Change(1)	12/31/2023	12/31/2022	% Change(1)
Health and Wellness	$720	$577	25%	$1,224	$1,234	(1)%
Household	502	462	9	827	885	(7)
Lifestyle	403	332	21	632	652	(3)
International	311	286	9	581	571	2
Corporate and Other (2)	54	58	(7)	112	113	(1)
Total	$1,990	$1,715	16%	3,376	$3,455	(2)%

	Segment adjusted EBIT			Segment adjusted EBIT
	Three months ended			Six months ended
	12/31/2023	12/31/2022	% Change(1)	12/31/2023	12/31/2022	% Change(1)
Health and Wellness	$259	$124	109%	$363	$257	41%
Household	92	44	109	88	66	33
Lifestyle	109	74	47	128	134	(4)
International	32	24	33	66	47	40
Corporate and Other	(106)	(87)	22	(168)	(150)	12
Total	$386	$179	116%	477	$354	35%
Interest income	7	3		17	5
Interest expense	(26)	(23)		(47)	(45)
Pension settlement (3)	(171)	—		(171)	—
Cyberattack costs (4)	(25)	—		(49)	—
Streamlined operating model (5)	(3)	(4)		(3)	(23)
Digital capabilities and productivity enhancements investment (6)	(32)	(25)		(59)	(45)
Earnings before income taxes	$136	$130	5%	$165	$246	(33)%

(1) Percentages based on rounded numbers.
(2) Corporate and Other includes the Vitamin, Minerals and Supplements business.
(3) Represents the pension settlement charge of $171 ($130 after tax) for the three and six months ended Dec. 31, 2023.
(4) Represents costs related to the cyberattack of $25 ($19 after tax) and $49 ($37 after tax) for the three and six months ended Dec. 31, 2023, respectively.
(5) Represents restructuring and related costs, net for implementation of the streamlined operating model of $3 ($2 after tax) for both the three and six months ended Dec. 31, 2023, and $4 ($3 after tax) and $23 ($17 after tax) for the three and six months ended Dec. 31, 2022, respectively.

(6) Represents expenses related to the company's digital capabilities and productivity enhancements investment of $32 ($24 after tax) and $59 ($45 after tax) for the three and six months ended Dec. 31, 2023, and $25 ($20 after tax) and $45 ($35 after tax) for the three and six months ended Dec. 31, 2022, respectively.

Condensed Consolidated Balance Sheets
Dollars in millions
	12/31/2023	6/30/2023	12/31/2022
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$355	$367	$168
Receivables, net	679	688	600
Inventories, net	655	696	741
Prepaid expenses and other current assets	115	77	113
Total current assets	1,804	1,828	1,622
Property, plant and equipment, net	1,314	1,345	1,322
Operating lease right-of-use assets	354	346	349
Goodwill	1,252	1,252	1,553
Trademarks, net	542	543	685
Other intangible assets, net	156	169	183
Other assets	486	462	331
Total assets	$5,908	$5,945	$6,045

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$247	$50	$209
Current operating lease liabilities	92	87	80
Accounts payable and accrued liabilities	1,649	1,659	1,589
Income Taxes Payable	34	121	—
Total current liabilities	2,022	1,917	1,878
Long-term debt	2,479	2,477	2,476
Long-term operating lease liabilities	311	310	318
Other liabilities	852	825	826
Deferred income taxes	26	28	56
Total liabilities	5,690	5,557	5,554
Commitments and contingencies
Stockholders’ equity
Preferred stock	—	—	—
Common stock	131	131	131
Additional paid-in capital	1,245	1,245	1,207
Retained earnings	241	583	782
Treasury stock	(1,205)	(1,246)	(1,297)
Accumulated other comprehensive net (loss) income	(359)	(493)	(502)
Total Clorox stockholders’ equity	53	220	321
Noncontrolling interests	165	168	170
Total stockholders’ equity	218	388	491
Total liabilities and stockholders’ equity	$5,908	$5,945	$6,045